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                                                                     EXHIBIT 4.7


                             AMENDMENT NUMBER THREE
                                     TO THE
                      UNIVERSAL COMPRESSION HOLDINGS, INC.
                          INCENTIVE STOCK OPTION PLAN

         WHEREAS, Universal Compression Holdings, Inc., a Delaware corporation (the "Corporation"), previously adopted the Universal Compression Holdings, Inc. Incentive Stock Option Plan (the "Plan");

         WHEREAS, Section 17 of the Plan reserves to the Corporation the right to amend the Plan by action of its Board of Directors (the "Board"); and

         WHEREAS, the Corporation desires to amend the Plan, subject to the approval of the shareholders of the Corporation, to increase the maximum aggregate number of shares available to be granted under the Plan.

         NOW, THEREFORE, pursuant to the power of amendment reserved in Section 17 of the Plan, the Board hereby amends Section 6 of the Plan in its entirety, as of the date of adoption of this Amendment to provide as follows:

                  6. Maximum Shares Available. The maximum aggregate number of shares available to be granted under the Plan is 3,012,421 shares of Common Stock, and such shares shall be reserved for Options granted under the Plan (subject to adjustment as provided in Section 10(h)).

         IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation certifies that the Board adopted this Amendment Number Three on November 27, 2000.


                                                      /s/ Stephen A. Snider
                                                   ----------------------------
                                                          Stephen A. Snider
                                                          President and Chief
                                                          Executive Officer